EXHIBIT 99.1

CHARLOTTE RUSSE

ANNOUNCES FIRST QUARTER RESULTS

•	First Quarter Sales Rose 17.2% With Comparable Store Sales Increase of 1.5%

•	Diluted EPS From Continuing Operations of 55 Cents was 41% Improvement Over 39-cent Result in Same Quarter Last Year

•	Opened 5 New Charlotte Russe Stores in Quarter, Projecting at Least 50 New Stores for Fiscal 2007

•	Cash Position of $117 Million Up From $90 Million at End of Previous Fiscal Year

SAN DIEGO, California, January 25, 2007 – Charlotte Russe Holding, Inc. (Nasdaq-GSM: CHIC), a growing mall-based specialty retailer of fashionable, value-priced apparel and accessories targeting young women in their teens and twenties, today reported financial results for the first quarter of fiscal 2007 ended December 30, 2006.

Mark Hoffman, Chief Executive Officer, remarked: “We continue to improve upon the delivery of fashion-right product on time for our junior customer as evidenced by the strong sales and earnings growth during the recently completed quarter. Our product offering was well received over the Thanksgiving Day weekend, during the weeks just before Christmas and in the increasingly important post-Christmas week.”

“As expected when we provided sales guidance in November 2006, we experienced a deceleration of comparable store sales growth during the first quarter. The 1.5% comparable stores sales increase was consistent with our guidance of a low single-digit increase as we anniversaried the strong 16.3% increase during the same quarter last year. We estimate that the fiscal calendar shift, which extended the first quarter to include the week between Christmas and New Year’s Day, improved the sales comparison by approximately $12 million and improved diluted earnings per share by about 9-10 cents.”

“With respect to the level of promotional price markdowns,” Hoffman added, “we did not see any measurable change within the junior fast-fashion sector, and markdown expense was comparable to the levels we experienced during the first quarter last year. We were also comfortable with the quarter-end inventory position, especially after improving the annualized inventory turnover ratio to 11 times, on trailing 4-quarter basis. We ended the quarter at a historically high cash balance of $117 million and expect to continue our consistent investment in new and remodeled stores.”

“Assuming no significant change in the overall retailing environment, we would guide investors to expect low single-digit comparable store sales increases during the second quarter of fiscal 2007 with diluted earnings per share from continuing operations of 10 to 13 cents compared to 22 cents per share during the second quarter of fiscal 2006. “

4645 Morena Boulevard, San Diego, California 92117 Phone 858-587-1500 Fax 858-875-0345

Mr. Hoffman continued, “I would remind you that last year’s second quarter included a $2.0 million cumulative pre-tax adjustment for gift card income (5-cent impact on diluted earnings per share) that will not recur in fiscal 2007. In addition, as mentioned above, the fiscal calendar shift is transferring the strong selling week after Christmas out of the second quarter this year, and it will be replaced with a less robust week at the end of March. We estimate that this will have an unfavorable 9-10 cent impact on the second quarter’s diluted earnings per share comparisons. These two factors explain why we expect a decrease in earnings during the second quarter when compared to last year’s reported results.”

“Looking at the first and second quarters together, thereby eliminating the impact of the fiscal calendar shift, diluted EPS from continuing operations is expected to improve to 65-68 cents during the first half of fiscal 2007 from 61 cents during the same period last year, before taking into account last year’s 5-cent adjustment to gift card income,” Mr. Hoffman concluded.

As has been the Company’s policy, this guidance does not include the potential of any business risks, opportunities or developments that may occur after January 25, 2007. Management does not expect to report on its second quarter financial performance, or to comment on it to the investment community, until after the financial results for the second quarter have been released on or about April 26, 2007.

Reclassification of Rampage Results:

Due to the disposition of the Rampage stores in the fourth quarter of fiscal 2006, the financial statements have been reclassified to reflect all Rampage stores as a discontinued business. In accordance with generally accepted accounting principles, the prior year amounts have been reclassified to segregate the sales and direct and incremental operating expenses for the Rampage stores and to show the impact on an after-tax basis.

Financial Results:

With respect to continuing operations, net sales for the first quarter increased 17.2% to $209.2 million from $178.5 million for the first quarter last year, and comparable store sales at the Charlotte Russe stores increased 1.5% during the quarter, compared to an increase of 16.3% for the first quarter of fiscal 2006.

Consistent with retail industry practice, the calculation of comparable store sales during fiscal 2007 has been adjusted to take into account the later start (i.e., a 1-week shift) caused by the extra week at the end of fiscal 2006. However, no realignment or reclassification of the previously issued financial statements for fiscal 2006 is required.

Income from continuing operations before income taxes for the first quarter was $23.0 million as compared to $15.7 million for the same quarter last year, an increase of 46.3%. Income from continuing operations after taxes increased 46.8% to $13.9 million from $9.5 million during the same quarter last year. Diluted earnings per share from continuing operations of 55 cents for the quarter compared to 39 cents for the same quarter of the prior year, an increase of 41.0%.

Charlotte Russe Holding, Inc. is a mall-based specialty retailer of fashionable, value-priced apparel and accessories targeting young women in their teens and twenties. At December 30, 2006 the Company operated 392 stores in 43 states and Puerto Rico. The Company expects to open at least 50 new Charlotte Russe stores in fiscal 2007.

Interested listeners are invited to participate in today’s Charlotte Russe conference call at 11:00 a.m. Eastern Time which will be broadcast over the internet at http://www.charlotte-russe.com. To listen to the live call, please go to the web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the company’s web site shortly after the call, or by calling 877-519-4471, ID: 7656301.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Except for the historical information contained herein, this press release contains forward-looking statements. Such statements include, but are not limited to, projections of our future results of operations or of our financial condition, our anticipated growth strategies and deployment of capital, new store openings and projected store closings. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or from any results expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risks that the Company will not achieve anticipated financial results or comparable store sales increases, the Company will not open new Charlotte Russe stores in the numbers or on the schedule anticipated, general and regional economic conditions, industry trends, consumer demands and preferences, competition from other retailers and uncertainties generally associated with women’s apparel and accessory retailing. A complete description of these factors, as well as others that could affect the company’s business, is set forth in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission.

— Financial statements follow —

CHARLOTTE RUSSE HOLDING, INC.

CONSOLIDATED STATEMENTS OF INCOME

(amounts in 000’s, except per share data)

(unaudited)

	First Quarter Ended
	December 30, 2006	December 24, 2005
Net sales	$209,239	$178,495
Cost of goods sold	149,563	129,505

Gross profit	59,676	48,990
Selling, general & administrative expenses	37,892	33,576

Operating income	21,784	15,414
Interest income, net	1,192	353
Other charges, net	—	(63)

Income from continuing operations before income taxes	22,976	15,704
Income tax expense	9,075	6,234

Income from continuing operations	13,901	9,470
Loss on discontinued operations	—	(2,411)

Net income	$13,901	$7,059

Earnings (loss) per share – basic:
Continuing operations	$0.56	$0.43
Discontinued operations	—	(0.11)

Earnings per basic share	$0.56	$0.32

Earnings (loss) per share – diluted:
Continuing operations	$0.55	$0.39
Discontinued operations	—	(0.10)

Earnings per diluted share	$0.55	$0.29

Basic weighted average shares outstanding	25,045	22,212
Diluted weighted average shares outstanding	25,372	24,468

CHARLOTTE RUSSE HOLDING, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(amounts in 000’s)

(unaudited)

	December 30, 2006	December 24, 2005
ASSETS
Cash and cash equivalents	$116,888	$59,977
Inventories	39,498	41,329
Prepaid rent expense	9,752	—
Other current assets	9,036	7,963
Deferred tax assets	6,160	7,800
Current assets – discontinued operations	—	10,594

Total current assets	181,334	127,663
Fixed assets, net	182,026	167,273
Goodwill	28,790	28,790
Other assets	698	525
Deferred taxes	300	—
Long-term assets – discontinued operations	—	24,073

Total assets	$393,148	$348,324

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, trade	$32,046	$23,269
Accounts payable, other	5,898	8,312
Accrued payroll and related expense	4,485	6,610
Income and sales taxes payable	13,646	7,178
Other current liabilities	10,465	15,717
Current liabilities – discontinued operations	—	5,847

Total current liabilities	66,540	66,933
Deferred rent	97,048	92,999
Other liabilities	—	44
Deferred tax liabilities	—	1,300
Long-term liabilities – discontinued operations	—	10,259

Total liabilities	163,588	171,535
Total stockholders’ equity	229,560	176,789

Total liabilities and stockholders’ equity	$393,148	$348,324